Exhibit 99.1

Tel-Instrument Electronics Corp Announces Third Quarter Results for FY 2014 and Receipt of $4.1 Million of TS-4530A Orders

East Rutherford, NJ – February 17, 2014 – Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced today that third quarter results continue to reflect the improvement in the Company’s operations. The Company is also announcing the receipt of $4.1 million of additional orders for the U.S. Army TS-4530A program bringing the total backlog on this program to $19.7 million.

For the nine months ended December 31, 2013, sales increased $5,401,327 (91.2%) to $11,323,585 as compared to $5,922,258 for the nine months ended December 31, 2012. This increase is mostly attributed the shipment of limited rate production shipment of SETS and KITS for the TS-4530A program, resumption of shipments on the CRAFT program as well as an increase in revenues for the Company’s legacy products. For the nine months ended December 31, 2013, the Company recorded operating income of $456,589 as compared to an operating loss of $2,196,354 for the nine months ended December 31, 2012. For the nine months ended December 31, 2013, the Company recorded a loss before taxes of $252,336 as compared to a loss before taxes of $2,559,585 for the nine months ended December 31, 2012. Excluding the non-cash loss on the change in the valuation of the common stock warrants, the Company would have recorded a profit before taxes of $20,163 for the first three fiscal quarters. The Company expects to improve on these results for the fourth quarter due in part to the sale of the ITATS Intellectual Property (“IP”). Management believes that going forward, revenues and profits should further improve based on the expected near-term receipt of a production release on the TS-4530A program, projected increases in CRAFT deliveries, and the commencement of ITATS production this summer.

The Company continues to work with the U.S. Army for a production release. The current U.S. Army schedule calls for a production release in March 2014 but it is possible that this date could slip into the first quarter of the next fiscal year. The Company has shipped most of the SETS and KITS required under the initial limited rate production release and it is critical that the Company receives this production release in a timely manner to continue to build on the growth and profitability it is starting to achieve.

The Company also previously announced that it had negotiated a $2.14 million contract modification on the ITATS program. The ITATS product (“AN/ARM-206”) is a fully automated TACAN test set for use in U.S. Navy Intermediate Level repair locations. This contract modification entails the sale of the IP to the U.S. Navy plus the sale of ancillary test support equipment and a modest increase in the recurring price to reflect several product enhancements. A portion of the IP sale proceeds will go to the Company’s subcontractor on this program. This contract modification is expected to result in a pre-tax benefit of about $1.2 million over the next two fiscal quarters. Management believes that the sale of the IP for the ITATS program should have no impact on sales of these units to the U.S. Navy or other customers, and should improve the Company’s balance sheet and liquidity position and help facilitate the commencement of the ITATS full rate production this summer.

Jeff O’Hara, the Company’s President and CEO, noted that: “the Company has made great strides over the last year in improving its liquidity and looks forward to the commencement of full rate production on the TS-4530A program in the near term. The Company is also making solid progress in working down its inventory of CRAFT “ship in place” units which has been limiting new production builds of CRAFT. It is expected that the CRAFT ship in place units will all be upgraded by this summer which should result in an increase in CRAFT production levels. The Company may also explore opportunities to secure lower cost commercial financing to replace its expensive existing debt this summer. Looking ahead, we are excited by our prospects for a strong conclusion to the current fiscal year and further growth in fiscal year 2015 and years to come. The Company also plans to begin earnings conference calls starting with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, in June 2014.”

We encourage everyone to read our full results of operations contained in our Quarterly Report on Form 10-Q for the period ended December 31, 2013, as filed with the United States Securities and Exchange Commission on February 14, 2014 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com

        TEL-INSTRUMENT ELECTRONICS CORP
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2013	March 31, 2013
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$216,347	310,297
Accounts receivable, net	1,129,913	557,879
Inventories, net	4,509,600	6,241,181
Prepaid expenses and other	143,929	115,852
Deferred financing costs	113,876	108,321
Deferred income tax asset	1,239,761	1,238,421
Total current assets	7,353,426	8,571,951

Equipment and leasehold improvements, net	445,735	587,958
Deferred financing costs – long-term	78,921	156,463
Deferred income tax asset – non-current	2,494,347	2,546,190
Other assets	56,872	56,872
Total assets	10,429,301	11,919,434

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion long-term debt	641,254	1,229,643
Capital lease obligations – current portion	69,448	74,508
Accounts payable	2,233,671	4,272,431
Progress billings	795,050	-
Deferred revenues – current portion	8,155	18,460
Accrued payroll, vacation pay and payroll taxes	394,432	442,522
Accrued expenses	1,389,487	1,525,538
Total current liabilities	5,531,497	7,563,102

Subordinated notes payable-related parties	250,000	250,000
Capital lease obligations – long-term	25,159	76,055
Deferred revenues – long-term	118,350	1,045
Warrant liability	511,939	198,330
Long-term debt, net of debt discount	743,290	1,134,549
Total liabilities	7,180,235	9,223,081

Commitments

Stockholders' equity:
Common stock, par value $0.10 per share, 3,248,387 and 3,011,739 issued and outstanding as of December 31, 2013 and March 31, 2013, respectively	324,886	301,171
Additional paid-in capital	7,941,477	7,108,300
Accumulated deficit	(5,017,297)	(4,713,118)
Total stockholders' equity	3,249,066	2,696,353
Total liabilities and stockholders' equity	$10,429,301	$11,919,434

TEL-INSTRUMENT ELECTRONICS CORP
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net sales	$4,089,029	$2,350,020	11,323,585	$5,922,258
Cost of sales	2,693,342	1,896,652	7,465,991	4,582,773

Gross margin	1,395,687	453,368	3,857,594	1,339,485

Operating expenses:
Selling, general and administrative	697,919	587,146	2,022,579	1,927,380
Engineering, research and development	449,477	481,055	1,378,426	1,608,459
Total operating expenses	1,147,396	1,068,201	3,401,005	3,535,839

Income (loss) from operations	248,291	(614,833)	456,589	(2,196,354)

Other income (expense):
Amortization of debt discount	(27,120)	(37,948)	(75,707)	(82,349)
Loss on extinguishment of debt	0	-	(26,600)	-
Amortization of deferred financing costs	(27,827)	(68,383)	(81,987)	(152,174)
Financing costs	-	(21,441)	-	(47,918)
Change in fair value of common stock Warrants	(229,726)	19,710	(272,499)	268,767
Interest income	129	420	163	433
Interest expense	(50,828)	(126,490)	(252,295)	(349,990)
Total other income (expense)	(335,372)	(234,132)	(708,925)	(363,231)

Loss before income taxes	(87,081)	(848,965)	(252,336)	(2,559,585)

Income tax expense (benefit)	58,852	(303,788)	51,843	(915,903)

Net loss	$(145,933)	$(545,177)	$(304,179)	$(1,643,682)

Basic income (loss) per common share	$(0.04)	$(0.19)	$(0.10)	$(0.59)
Diluted income (loss) per common share	$(0.04)	$(0.19)	$(0.10)	$(0.59)

Weighted average shares outstanding:
Basic	3,247,387	2,912,516	3,189,123	2,776,643
Diluted	3,247,387	2,912,516	3,189,123	2,776,643